Exhibit 5.2

May 31, 2007

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 9416

Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $72,631,140 aggregate face amount of Notes Linked to the Common Stock of Apple Inc. due June 1, 2008 (the “Securities”) as described in the Company’s prospectus supplement dated May 23, 2007 to the Company’s prospectus dated June 19, 2006 (the “Prospectus Supplement”). We hereby confirm our opinion as set forth under the heading “Supplemental U.S. Income Tax Considerations” in the Prospectus Supplement.

We hereby consent to the reference to us in the Prospectus under the caption “Supplemental U.S. Income Tax Considerations” and the filing of this opinion as an exhibit to the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP